Exhibit A

AMENDED AND RESTATED
FULTON FINANCIAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE OF THE PLAN

     The Employee Stock Purchase Plan was initially approved at the Annual Meeting of Shareholders held on April 15, 1986 to advance the interests of Fulton Financial Corporation (“Company”) and its shareholders by encouraging its employees and the employees of its affiliates to acquire a stake in the future of the Company by purchasing shares of the common stock of the Company. Under the Employee Stock Purchase Plan, the Board of Directors were authorized to grant options to purchase up to a total of one hundred thousand (100,000) shares of the common stock of the Company. The Employee Stock Purchase Plan was most recently amended in 1999 to increase by five hundred fifty thousand (550,000) the number of shares permitted to be purchased. The Employee Stock Purchase Plan is now being amended and restated to provide for the purchase of up to an additional one million five hundred thousand (1,500,000) shares. It is intended that this Amended and Restated Employee Stock Purchase Plan (“Plan”) shall be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

2. DEFINITIONS

     For purposes of the Plan, the following words or phrases have the meanings assigned to them below:

     (a) "Affiliate" shall mean a parent or subsidiary corporation as defined in Section 425 of the Code (substituting "Company" for "employer corporation"), including a parent or a subsidiary which becomes such after the adoption of the Plan.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) "Committee" shall mean the Human Resources Committee of the Board or such other Committee of the Board or persons to which responsibility for administration of the Plan has been delegated by the Board; provided, however, that the Committee shall at all times consist of at least three Disinterested directors.

     (e) "Company" shall mean Fulton Financial Corporation.

     (f) "Date of Grant" in respect of any option granted under the Plan shall mean the date on which that option is granted by the Board.

     (g) "Date of Exercise" in respect of any option granted under the Plan shall be the date or dates specified by the Committee.

     (h) "Disinterested" in respect of a director shall mean a director of the Company who is not eligible to receive options under the Plan.

     (i) "NASDAQ" shall mean The NASDAQ Stock Market LLC.

     (j) "Optionee" shall mean an employee to whom an option has been granted pursuant to the Plan.

     (k) "Plan" shall mean this Amended and Restated Employee Stock Purchase Plan.

     (l) "Stock" shall mean the $2.50 par value common stock of the Company.

     (m) "Total compensation" shall mean the total remuneration paid to an employee by the Company and its affiliates during any calendar year, as reported on the employee's Federal Income Tax Withholding Statement(s) (Form W-2).

3. ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Human Resources Committee (the "Committee") of the Board or such other Committee of the Board or persons to which responsibility for administration of the Plan has been delegated by the Board; provided, however, that the Committee shall at all times consist of at least three Disinterested directors. No Committee member shall be eligible (or shall have been eligible within one year prior to his appointment) to receive options under the Plan or to be selected as a participant under any discretionary plan of the Company or any of its affiliates, entitling him to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates.

     (b) The Committee shall be vested with full authority to adopt, amend and rescind such rules, regulations and procedures as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Optionees and any person claiming under or through an Optionee, unless otherwise determined by the Board.

     (c) Any determination, decision or action of the Committee provided for in the Plan may be made or taken by action of a majority of the Disinterested members of the Board if it so determines, with the same force and effect as if such determination, decision or action had been made or taken by the Committee. No member of the Committee or of the Board shall be liable for any determination, decision or action made in good faith with respect to the Plan or any option granted under the Plan.

4. STOCK SUBJECT TO THE PLAN

     Subject to shareholder approval at the Annual Meeting of Shareholders on May 7, 2007, the Board shall have the authority from time to time to grant options under the Plan to purchase an additional 1,500,000 shares of Stock, subject to adjustment as provided in Section 10 below. As the Board may determine from time to time, the Stock optioned may consist either in whole or in part of authorized but unissued shares or shares held in treasury.

5. ELIGIBILITY

     When options are granted under the Plan, options shall be granted to all employees of the Company or any affiliate who were employed by the Company or any affiliate on December 31 of the year immediately preceding the year in which options are granted, except that the Committee may elect to exclude those employees who customarily work 20 hours or less per week.

6. ALLOCATION OF OPTIONED STOCK

     (a) When options are granted under the Plan, each eligible employee shall be granted an option to purchase the number of whole shares that can be purchased, at the applicable option price established by the Committee, with a percentage (which shall be uniform for all eligible employees) of his total compensation for the immediately preceding calendar year; provided, however, that the Committee may limit the maximum number of shares that may be purchased pursuant to each option provided that such limitation is uniform for all eligible employees.

     (b) All options granted under the Plan shall be subject to the following additional limitations:

          (i) No option shall be granted to any employee who, immediately after the grant, would own stock possessing five percent or more of the total combined voting power of the Company or any of its affiliates. In computing the stock ownership of an employee for purposes of this limitation, the rules of Section 425(d) of the Code shall apply and stock which an employee may purchase under the Plan or under any other plan maintained by the Company shall be treated as stock owned by that employee.

          (ii) No option shall be granted to any employee which at the Date of Grant, would permit his rights to purchase stock under the Plan and all other employee stock purchase plans of the Company and its affiliates to accrue at a rate exceeding $25,000 of fair market value (determined pursuant to Section 7 below) for each calendar year in which such option is outstanding at any time.

7. OPTION PRICE

     (a) The option price per share of the Stock that may be purchased pursuant to each option shall be determined by the Committee, subject to approval by the Board, but shall not in any event be less than the lesser of (i) 85% of the fair market value per share of the Stock on the Date of Grant, or (ii) 85% of the fair market value per share of the Stock on the Date of Exercise, subject to adjustment as set forth in Section 10 below.

     (b) During such time as the Stock is not listed on an established stock exchange but is listed in NASDAQ, the fair market value per share shall be the average of the highest and lowest trading prices for the Stock on the applicable date or, if no trade of Stock occurred on that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

     (c) During such time as the Stock is not listed on an established stock exchange or NASDAQ, the fair market value per share shall be the average of the closing dealer "bid" and "ask" prices for the Stock, as quoted by NASDAQ for the applicable date or, if no "bid" and "ask" prices are quoted for that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

     (d) If the Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of the Stock on such stock exchange or exchanges on the applicable date or, if no sale of the Stock has been made on any stock exchange on that day, the fair market value shall be determined in reference to such prices on the next preceding day on which such prices were quoted.

     (e) In the event the Stock is not traded on an established stock exchange and no closing dealer "bid" and "ask" prices are available, then the fair market value of the Stock shall be as determined in good faith by the Committee.

8. TERMS AND CONDITIONS OF OPTIONS

     (a) Each eligible employee who desires to accept all or any part of the option to purchase shares of Stock under the Plan shall signify his or her election to do so by authorizing the Company or Affiliate, in the form and manner prescribed by the Company, to make payroll deductions.

     (b) Each option granted under the Plan shall expire on the date determined by the Committee; provided, however, that, subject to the provisions of paragraph (d) below, each option shall terminate not later than the date which is five years from the Date of Grant, and provided further, that options exercised more than 27 months after the Date of Grant must be exercised at an option price per share equal to 85% of the fair market value per share on the Date of Exercise.

     (c) The Committee may from time to time establish such further terms, conditions and limitations on the exercise of options granted under the Plan as it may, in its sole discretion, deem appropriate, and which are not inconsistent with Section 423 of the Code, including, without limitation, payroll deduction requirements, restrictions on exercise dates, restrictions on transfer of the Stock purchased pursuant to the options granted under the Plan and participation in the dividend reinvestment plan of the Company.

     (d) An option granted pursuant to the Plan may be exercised only while the Optionee is employed by the Company or one of its affiliates and, if not fully exercised prior to termination of employment, will expire on the date of termination, whether by death, disability, or otherwise; provided, however, that in the event of a termination of employment by reason of retirement, the option may be exercised by the Optionee or his heirs or personal representatives for a period of three months following termination of employment.

     (e) During the lifetime of an Optionee, an option granted pursuant to the Plan shall be exercisable only by the Optionee and shall not be assignable or transferable by him other than by will or the laws of descent and distribution as provided in subsection (d) of this section.

9. EXERCISE OF OPTIONS

     Each Optionee who elects to exercise an option granted pursuant to this Plan shall comply with such rules, regulations and procedures regarding the exercise of options, as the Committee shall from time to time establish.

10. CHANGES IN CAPITAL STRUCTURE

     (a) In the event of any change in the Stock subject to the Plan or the Stock subject to any option granted hereunder, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend or other change in the corporate structure of the Company, the Committee shall appropriately adjust the number of shares subject to the Plan and, where appropriate, the maximum number of shares subject to each outstanding option. Such adjustment shall not result in the issuance of fractional shares. Each such adjustment shall be made in such manner as not to constitute a "modification" of the option as defined in Section 425 of the Code.

     (b) If the Company is succeeded by another corporation in a merger or consolidation or if more than 50% of its stock is acquired by another corporation, all options granted under the Plan shall be assumed by the successor corporation and each such option shall be applicable to the stock of the successor corporation, with only such modifications as may be necessary to continue the status of such option as an option granted under an employee stock purchase plan within the meaning of Section 423 of the Code.

     (c) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11. REGISTRATION OF STOCK

     No option granted pursuant to the Plan shall be exercisable in whole or in part if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Stock subject to such option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance of shares thereunder, unless such listing, registration, qualification, consent or approval may be effected or obtained free of any conditions not acceptable to the Board.

12. AMENDMENT OR TERMINATION OF THE PLAN

     (a) The Board may at any time amend, modify, suspend or terminate the Plan; provided that, except as provided in Section 10, above, the Board may not, without the consent of the shareholders of the Company, make any amendment or modification which:

          (i) increases the maximum number of shares of Stock as to which options may be granted under the Plan,

          (ii) changes the class of eligible employees,

          (iii) increases materially the benefits accruing to an employee under the Plan, or

          (iv) otherwise requires the approval of the shareholders of the Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) under the Securities Exchange Act of 1934.

     (b) Notwithstanding the provisions of paragraph (a) above, the Board reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding options granted under the Plan to the extent necessary to qualify the options granted under the Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded options granted under an employee stock purchase plan within the meaning of Section 423 of the Code, the regulations promulgated thereunder, and any amendments or replacements thereof.

     (c) No amendment, modification or termination of the Plan (whether by action of the Board or by expiration of the Plan term) shall in any manner affect any option theretofore granted under the Plan without the consent of the Optionee or any person claiming under or through the Optionee.

13. EFFECTIVE DATE

     The Plan shall become effective on the date on which it is adopted by the Board, provided that the Plan is approved by the shareholders of the Company within twelve months thereafter. The Board may issue options pursuant to the Plan prior to its approval by the shareholders of the Company, provided that all such options are contingent upon shareholder approval of the Plan within said twelve-month period.

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